Exhibit 10.3

Hines Global REIT, Inc.
Schedule of Omitted Agreements

The purchase agreements set forth below have not been filed as exhibits to this Current Report on Form 8-K pursuant to Instruction 2 to Item 601 of Regulation S-K, because they are substantially the same as the Form of Preliminary Agreement for the Sale of the Perpetual Usufruct Right to a Land and the Ownership Right to a Building, which has been filed as Exhibit 10.2 to this Current Report on Form 8-K:

Preliminary Agreement for the Sale of the Perpetual Usufruct Right to a Land and the Ownership Right to a Building, dated as of December 22, 2011, by and between ProLogis Poland XXXIX sp. z o.o. (Purchase of Prologis Park Warsaw I; purchase price of  €31.5 million Euro approximately USD $41.3 million based on a rate of $1.3091 per Euro as of the contract date)

Preliminary Agreement for the Sale of the Perpetual Usufruct Right to a Land and the Ownership Right to a Building, dated as of December 22, 2011, by and between ProLogis Poland XCII sp. z o.o. (Purchase of ProLogis Park Warsaw III; purchase price of  €18.7 million Euro approximately USD $24.5 million based on a rate of $1.3091 per Euro as of the contract date)

Preliminary Agreement for the Sale of the Perpetual Usufruct Right to a Land and the Ownership Right to a Building, dated as of December 22, 2011, by and between ProLogis Poland XXI sp. z o.o. and ProLogis Poland XXXIX sp. z o.o. (Purchase of ProLogis Park Bedzin I; purchase price of €28.9 million Euro approximately USD $37.8 million based on a rate of $1.3091 per Euro as of the contract date)

Preliminary Agreement for the Sale of the Perpetual Usufruct Right to a Land and the Ownership Right to a Building, dated as of December 22, 2011, by and between ProLogis Poland XXIX sp. z o.o. (Purchase of ProLogis Park Sosnowiec; purchase price of €19.9 million Euro approximately USD $26.1 million based on a rate of $1.3091 per Euro as of the contract date)